EXHIBIT 99.1

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News Release

Investor Contact:	Yasmin Seyal senior vice president & chief financial officer 916-351-8585

Press Contact:	Linda Beech Cutler vice president, corporate communications 916-351-8650

For Immediate Release

GenCorp Revises Earnings Guidance for Third Quarter,
Guidance for Fiscal 2003 is $0.41 to $0.46 EPS

Sacramento, CA., — September 4, 2003 — GenCorp Inc. (NYSE: GY) announced today it expects third quarter earnings to be below previously issued guidance of $.04 to $.06 per share. GenCorp now expects earnings in the third quarter to be a loss in the range of ($.04) to ($.08) per share. This decline in forecasted results is due to poor performance at its GDX Automotive segment. The poor operating results at GDX were driven by lower volumes of Volkswagen products in North America and Germany, additional launch costs for the Volkswagen Golf A5 program and a reduction in volume at its French plants along with several unscheduled shutdowns due to OEM labor issues in Europe. GenCorp is taking actions to reduce its cost structure at GDX and improve operating efficiencies, and has recently taken several personnel actions at the GDX executive level. GenCorp expects the segment to return to profitability in the fourth quarter of 2003.

On the positive side, GenCorp expects increased earnings in its Aerospace and Defense segment resulting from contract amendments and additional real estate sales. For the year, GenCorp anticipates earnings will be in the range of $.41 to $.46 per share.

Forward Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company’s management, other than historical information, may be deemed to be forward-looking statements. These statements may present (without limitation) management’s expectations, beliefs, plans and objectives, future financial performance and assumptions or judgments concerning such matters. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company’s forward-looking statements.

Some important risk factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following:

•	Legal and regulatory developments that may have an adverse impact on the Company or its segments. For example:

-	The judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division) is upheld on appeal or the reductions to which the Company believes it is entitled are not realized;

-	Restrictions on real estate development that could delay the Company’s proposed real estate development activities;

-	A change in toxic tort or asbestos litigation trends that is adverse to the Company;

-	Changes in international tax laws or currency controls.

•	Changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest.

•	Changes in U.S., global or regional economic conditions, which may affect, among other things, 1) consumer spending on new vehicles which could reduce demand for products from the GDX Automotive segment, 2) customer funding for the purchase of Aerospace and Defense products which may impact the segment’s business base and, as a result, impact its ability to recover environmental costs, 3) health care spending and demand for the pharmaceutical ingredients produced by the Fine Chemicals segment, 4) the Company’s ability to successfully complete its real estate activities, and 5) the funded status and costs related to employee retirement benefit plans.

•	Changes in U.S. and global financial markets, including market disruptions, and significant currency or interest rate fluctuations, may impede the Company’s access to, or increase the cost of, external financing for its operations and investments and/or materially affect results of operations and cash flows.

•	As a defense contractor, the Company’s Aerospace and Defense segment is subject to certain risks, including:

-	The right of the U.S. government to terminate any contract for convenience;

-	Modification or termination of U.S. government contracts due to lack of congressional funding;

-	Successful bids for new programs, the exercise of contract options or follow-on contracts cannot be assured in light of the competitive bidding atmosphere under which most contracts are awarded.

•	Increased competitive pressures both domestically and internationally which may, among other things, affect the performance of the Company’s businesses. For example, the automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies. Accordingly, industry suppliers, such as the Company’s GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand market share.

•	Labor disputes, which may lead to increased costs or disruption of operations in the Company’s GDX Automotive, Aerospace and Defense and Fine Chemicals segments.

•	Changes in product mix, which may affect automotive vehicle preferences and demand for the Company’s GDX Automotive segment’s products.

•	Technological developments or patent infringement claims, which may impact the use of critical technologies in the Company’s GDX Automotive, Aerospace and Defense and Fine Chemicals segments leading to reduced sales and/or increased costs.

•	An unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company.

These and other factors are described in more detail in the Company’s Annual Report on Form 10-K for the year ended November 30, 2002 and its subsequent filings with the Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company’s control.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company’s website at http://www.GenCorp.com